UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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LL Flooring Holdings, Inc.

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LL Flooring Mails Letter to Shareholders Highlighting Thomas Sullivan’s Conflict of Interest and Personal Agenda in Proxy Contest

Emphasizes the Company’s Director Nominees are Highly Qualified and Engaged, and their Election is in the Best Interest of All Shareholders

Urges Shareholders to Vote the Universal WHITE Proxy Card Today “FOR” ONLY LL Flooring’s Three Highly Qualified Director Nominees

Visit www.VoteLLFlooring.com for More Information

RICHMOND, VA. – June 11, 2024 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL) today mailed a letter to shareholders in connection with the Company’s upcoming 2024 Annual Meeting of Stockholders.

The letter contains critical information for shareholders’ decision making, including highlighting the Board’s view that Thomas Sullivan is pushing a personal agenda, that Mr. Sullivan and his nominees are conflicted and would not be truly independent given Mr. Sullivan’s ongoing interest in buying the Company and that Mr. Sullivan has a track record that shareholders are urged to question. The letter also emphasizes LL Flooring’s director nominees are highly qualified and engaged and how they are the right directors to oversee the Company’s path forward.

The LL Flooring Board of Directors unanimously urges shareholders to vote using the universal white proxy card today “FOR” only LL Flooring’s three highly qualified director nominees.

Visit www.VoteLLFlooring.com, to find additional information and resources to help shareholders vote at the 2024 Annual Meeting of Stockholders.

The full text of the letter follows:

Dear Fellow Shareholders,

We are seeking your support at LL Flooring’s upcoming 2024 Annual Meeting of Stockholders for our three highly qualified nominees – Douglas T. Moore, Ashish Parmar and Nancy M. Taylor – who are standing for re-election to your Board of Directors.

The costly and distracting proxy contest that has been launched by Thomas Sullivan is self-serving and not in the best interests of all shareholders. We believe that he may be attempting to force a sale of LL Flooring to himself at a price that may undervalue the Company by installing himself and two of his hand-picked employees on your Board. Mr. Sullivan has long wanted to acquire the Company and we believe he and his other nominees would not be truly independent, rather they would push Mr. Sullivan’s personal agenda.

Mr. Sullivan and his other two nominees or Jerald Hammann, another individual shareholder of LL Flooring who has nominated himself to the Board of Directors, offer no incremental value to your Board. In fact, if these nominees were elected, they would remove superior talent, critical skills and three independent directors from your Board and risk derailing the progress being made in executing on the Company’s set of five strategic priorities and completing the evaluation of strategic alternatives that is underway.

We urge you to support your Board by voting the universal WHITE proxy card today “FOR” ONLY LL Flooring’s three highly qualified director nominees – Douglas T. Moore, Ashish Parmar and Nancy M. Taylor.

Mr. Sullivan is Pushing a Personal Agenda, is Conflicted Given His Ongoing Interest

in Buying the Company and Has a Questionable Track Record

Based on Mr. Sullivan’s actions during the Company’s strategic review process and even more recently, we believe that his focus would be to push a personal agenda to acquire LL Flooring at a price that may undervalue the Company if he were appointed to your Board. The two additional candidates being put forth by Mr. Sullivan have longstanding relationships with him, and currently work for F9 Investments or Cabinets To Go, both owned and controlled by Mr. Sullivan and the latter of which competes with LL Flooring.

While Mr. Sullivan misleadingly claims he is not trying to take control of LL Flooring, his actions demonstrate the opposite. Your Board initiated good faith discussions with Mr. Sullivan to reach a proposed compromise in this proxy contest by appointing one of his nominees. However, in those discussions, Mr. Sullivan’s representatives requested as part of such compromise that he receive diligence access to the Company under a confidentiality agreement. Mr. Sullivan is seemingly more focused on advancing his self-serving objectives than the best interests of all shareholders.

In addition to questioning Mr. Sullivan’s true motives, we encourage shareholders to ask themselves if an individual with Mr. Sullivan’s track record should be overseeing LL Flooring’s path forward. Some of the “highlights” in Mr. Sullivan’s history include:

•

In 2013, Mr. Sullivan was the subject of a civil racketeering derivative complaint filed by condominium and hotel associations in Miami bankruptcy court on behalf of all debtors of Elcom Hotel & Spa LLC, which Mr. Sullivan co-founded. The bankruptcy clawback lawsuit sought more than $20 million for Mr. Sullivan’s actions involving his ownership of 51 units and the common areas of Bal Harbour Hotel & Spa. The lawsuit accused Mr. Sullivan of fraud, racketeering, gross negligence and breach of fiduciary duty, among other counts, for his personal use of funds that were intended to be allocated for building operations.

•

In 2013, while Mr. Sullivan served as Executive Chairman of LL Flooring (then Lumber Liquidators) the government served search warrants on the Company related to an investigation into environmental crimes. In October 2015, after Mr. Sullivan had stepped into the role of Interim CEO following the departure of the previous CEO, the Company pleaded guilty in federal court to charges related to its sourcing of illegally logged timber from Far East Russia, as well as false statements on Lacey Act declarations which concealed the true species and source of the timber. This was the largest criminal fine ever under the Lacey Act at the time.

•

In March 2015, when Mr. Sullivan was serving as Executive Chairman, LL Flooring (then Lumber Liquidators) was also the subject of a 60 Minutes exposé regarding claims that the laminate flooring imported by the Company from China had unsafe levels of formaldehyde. Mr. Sullivan chose to appear on the program as a spokesman for the Company, and following the airing of the program, the Company experienced significant negative impact to its stock price and reputation. In this same timeframe, the Company was also the target of a class action lawsuit, and the California Air Regulation Board started an investigation into the Company’s products.

•

In 2019, three years after his departure from the Company as a director and executive, Mr. Sullivan made public statements about his interest in acquiring LL Flooring. He then reversed those statements while timing his trades of LL Flooring stock in a manner that benefitted his own personal portfolio and whipsawed other investors. Mr. Sullivan disclosed he had increased his stock ownership in LL Flooring (then Lumber Liquidators). Shortly thereafter, he publicly expressed interest in taking the Company private through a transaction with Cabinets To Go, which led to a significant increase in the stock price. Shortly after, Mr. Sullivan sold down his stock ownership after which he made a subsequent public statement noting he was no longer interested in acquiring the Company, which sent the stock price down after he had already profited from his stock sales.

•

In 2019, Mr. Sullivan’s company, Cabinets To Go, was involved in litigation with LL Flooring related to Cabinets To Go violating the terms of a Memorandum of Understanding signed between the companies under which Cabinets To Go would not sell flooring in competition with LL Flooring. Cabinets To Go later settled with LL Flooring regarding the violation of terms.

As a result of actions taken by prior management while serving under the oversight of Mr. Sullivan as Executive Chairman and during the time Mr. Sullivan served as Interim CEO, the Company paid a total of $112.2 million to settle litigation and pay fines related to product quality, sourcing issues and securities fraud1. Mr. Sullivan does not bring the skills and expertise appropriate for your Board, is conflicted given his interest in acquiring the Company and has a history of questionable actions.

LL Flooring’s Highly Qualified and Engaged Nominees Are the Right Directors to

Oversee the Company’s Path Forward and Maximize Value

We firmly believe that LL Flooring’s current directors are the right directors with the right experience and skillsets to oversee the Company’s strategic direction and to maximize value.

Consistent with your Board’s commitment to independence, eight of LL Flooring’s nine directors – all but the Company’s CEO – are independent, including all three nominees who are up for re-election at this year’s Annual Meeting. In addition to ensuring true independence, your Board is committed to ongoing refreshment, as evidenced by the voluntary replacement of nearly one-third of your Board over the last five years.

[1]	Based on Company SEC filings filed on February 29, 2016, November 6, 2019, August 5, 2020 and February 25, 2020.

Most recently, this deliberate and thoughtful group has supported management’s definition and initial execution of the Company’s five clear strategic priorities along with the ongoing thorough consideration of strategic alternatives.

We strongly encourage shareholders to vote for LL Flooring’s three directors who are up for re-election:

Douglas T. Moore

Former Chairman and CEO of CleanCore Solutions, Inc.; Former CEO of 1847 Goedeker, Inc. and Goedeker’s

Through his more than 25 years of merchandising and retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, supply chain, sourcing, and human resource planning. He also possesses marketing, risk assessment and retail knowledge. He recently stepped down from his role as Chairman and CEO of CleanCore Solutions, Inc., and previously served in other chief executive officer and senior executive roles at companies in the home goods, home improvement and broader retail industry. He has been a member of our Nominating and Corporate Governance Committee since our initial public offering and a member of our Compliance and Regulatory Affairs Committee since May 2016. Mr. Moore also served as a member of our Audit Committee from our initial public offering until May 2016 and as Chairperson of our Nominating and Corporate Governance Committee from our initial public offering until May 2019.

Ashish Parmar

Current Chief Information Officer of Standard Industries, Inc.

Mr. Parmar brings more than 20 years of leadership experience in leading digital transformations and delivering a seamless omnichannel experience. He is a key leader in strategic change initiatives to drive growth, develop corporate strategy, and drive new business opportunities. Mr. Parmar also has a breadth of international experience in both technology and supply chain and his experience as a Chief Information Officer is helpful to our oversight of cybersecurity. Mr. Parmar has attained the designation of NACD Directorship Certified and the CERT Certificate in Cybersecurity Oversight.

Nancy M. Taylor

Current LL Flooring Independent Board Chair; Former CEO of Tredegar Corporation Public company director at TopBuild Corp. and Malibu Boats, Inc.

Ms. Taylor brings significant experience as a chief executive officer of a publicly-traded international manufacturer. Through her decades of experience, she has gained and developed extensive business, finance, and leadership skills. Further, she possesses an understanding of strategic planning, risk assessment and international operations. Ms. Taylor has been a member of our Nominating and Corporate Governance Committee since January 2015 and a member of our Compliance and Regulatory Affairs Committee since May 2019. Ms. Taylor also served as a member of our Compensation Committee from May 2014 until May 2019. Additionally, Ms. Taylor was appointed Chairperson of your Board in November 2015. Ms. Taylor has attained the designations of Board Leadership Fellow and NACD Directorship Certified.

Over the course of their respective tenures as members of your Board, Messrs. Moore and Parmar and Ms. Taylor have been active and engaged, leveraging their deep collective experiences and expertise to provide critical, independent oversight and decision making to drive value.

Vote today “FOR” ONLY LL Flooring’s three highly qualified and engaged director nominees on the universal WHITE proxy card

Your Board unanimously recommends that you vote “FOR” the election of each of the three nominees proposed by your Board, Messrs. Moore and Parmar and Ms. Taylor, on your universal WHITE proxy card.

Your Board does not endorse Mr. Sullivan and his other two nominees, who are conflicted due to their roles at F9 Investments and Cabinets To Go, the latter of which competes with LL Flooring, or Mr. Hammann. Your Board strongly urges you to DISCARD and NOT vote using any gold proxy card that may be sent to you by Mr. Sullivan or any proxy card that may be sent to you by Mr. Hammann. If you have already voted using a gold proxy card or other proxy card sent to you by either Mr. Sullivan or Mr. Hammann, respectively, you have every right to change your vote and we strongly encourage you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the three nominees recommended by your Board - by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted - any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed universal WHITE proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

Additional Information

On June 7, 2024, Mr. Moore resigned from his positions as Chairman, Chief Executive Officer and President of CleanCore Solutions, Inc. Mr. Moore is expected to continue to serve as a senior advisor for a transition period.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 435 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

•	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html

•	Follow us on social media: Facebook, Instagram and Twitter.

Forward Looking Statements

Certain statements in this press release may include statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “targets,” “potential,” “will likely result,” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements.

These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact of any of the following: reduced consumer spending due to slower growth, economic recession, inflation, higher interest rates, and consumer sentiment; our advertising and overall marketing strategy, including anticipating consumer trends and increasing brand awareness; the results of our ongoing strategic review; a sustained period of inflation impacting consumer spending; our inability to execute on our key initiatives or if such key initiatives do not yield desired results; stock price volatility; competition, including alternative e-commerce offerings; liquidity and/or capital resources changes and the impact of any changes or limitations, including, without limitation, ability to borrow funds and/or renew or roll over existing indebtedness; transportation availability and costs, including the impact of the war in Ukraine and the conflict in the middle east on the Company’s European and Asian suppliers; potential disruptions to supply chain and product availability related to forced labor and other trade regulations; including with respect to the Uyghur Forced Labor Prevention Act; inability to hire and/or retain employees; inability to staff stores due to overall pressures in the labor market; the outcomes of legal proceedings, and the related impact on liquidity; reputational harm; inability to open new stores with acceptable financial returns, find suitable locations for our new stores, and fund other capital expenditures; managing growth; disruption in our ability to distribute our products, including due to severe weather; operating an office in China; managing third-party installers and product delivery companies; renewing store, warehouse, or other corporate leases; maintaining optimal inventory for consumer demand; our and our suppliers’ compliance with complex and evolving rules, regulations, and laws at the federal, state, and local levels having an overreliance on limited or sole-source suppliers; damage to our assets; availability of suitable hardwood, carpet and other products, including disruptions from the impacts of severe weather and supply chain constraints; product liability claims, marketing substantiation claims, wage and hour claims, and other labor and employment claims; sufficient insurance coverage, including cybersecurity insurance; disruptions due to cybersecurity threats, including any impacts from a network security incident; the handling of confidential customer information, including the impacts from the California Consumer Privacy Act, California Privacy Rights Act and other applicable data privacy laws and regulations; management information systems and customer relationship management system disruptions; obtaining products domestically and from abroad, including tariffs, the effects of antidumping and countervailing duties, and delays in shipping and transportation whether due to international events, such as the Red Sea shipping crisis, or scenarios outside of the Company’s control; impact of changes in accounting guidance, including implementation guidelines and interpretations related to Environmental, Social, and Governance matters; deficiencies or weaknesses in internal controls; and anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.

Additional factors are set forth in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2023, under the captions “Risk Factors”, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2024, and subsequent filings with the SEC.

Contacts

For further information:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

For media inquiries:

Leigh Parrish / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

For Investors:

Saratoga Proxy Consulting LLC:

John Ferguson / Joe Mills

info@saratogaproxy.com

Tel: 212-257-1311